EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES
4th QUARTER AND FULL YEAR 2004 RESULTS;
ABF®’s 4th QUARTER OPERATING RATIO IS 90.5%

     (Fort Smith, Arkansas, January 27, 2005) — Arkansas Best Corporation (Nasdaq: ABFS) today announced fourth quarter 2004 net income of $24.4 million, or $0.95 per diluted common share, compared to fourth quarter 2003 net income of $14.7 million, or $0.58 per diluted common share. Arkansas Best’s revenue during the fourth quarter of 2004 was $454.5 million, a per-day increase of 15.4% over the fourth quarter of 2003.

     “Arkansas Best had a truly outstanding year in 2004 as illustrated by a 17.3% After-Tax Return on Capital Employed,” said Robert A. Young III, Arkansas Best Chairman and Chief Executive Officer. “As in 2003, Arkansas Best ended the year with no outstanding debt on its revolving credit facility. At the close of 2004, Arkansas Best had temporary cash investments of $68 million. By all accounts, Arkansas Best maintains one of the strongest financial positions in the trucking industry,” said Mr. Young. “Beginning in April of 2004, year-over-year LTL tonnage levels at ABF® increased throughout the remainder of the year, producing a full year 2004 operating ratio of 91.9% and a full year 2004 per-day increase in revenue of 13.0%.”

     For the full year of 2004, Arkansas Best reported net income of $75.5 million, or $2.94 per diluted common share compared to net income of $46.1 million, or $1.81 per diluted common share in 2003. Excluding several items of note (see the attached Reconciliations of GAAP Earnings), full year 2003 net income was $1.66 per diluted common share. Arkansas Best’s 2004 full year revenue was $1.72 billion, a per-day increase of 9.9% over 2003 full year revenue.

ABF Freight System, Inc.®

     ABF Freight System had revenues of $420.3 million during the fourth quarter of 2004, a per-day increase of 18.4% compared to fourth quarter 2003 revenue of $355.0 million. ABF’s operating income during the 2004 fourth quarter was $40.1 million compared to $22.8 million in the same period last year. ABF’s fourth quarter 2004 operating ratio of 90.5% represents an improvement of over three percentage points compared to the fourth quarter 2003 operating ratio of 93.6%.

     ABF’s fourth quarter 2004 LTL tonnage per day increased 9.0% compared to the same period last year. “The significant tonnage improvements that ABF experienced during the second and third quarters continued through the end of the year,” said Mr. Young. “Once again, ABF generated strong margins by taking advantage of the available operating leverage in its network.”

     “So far in January, average daily tonnage figures in ABF’s core LTL business are trending up two and one-half to three percent. During this same time period, ABF’s truckload business is trending up four to five percent. Early first quarter tonnage has primarily been affected by reduced shipping levels following the holiday period, particularly from customers on the West Coast and in the New England-Middle Atlantic portion of the country,” said Mr. Young. “Historically, early first quarter business levels have been inconclusive because the month of March typically has the most significant impact on full-quarter tonnage figures,” said Mr. Young.

     Billed LTL revenue per hundredweight, excluding fuel surcharge, was $23.81, an increase of 1.2% over last year’s fourth quarter figure of $23.53. “ABF’s fourth quarter 2004 average weight per LTL shipment was over one percent larger than in last year’s fourth quarter. During the fourth quarter of 2004, LTL length of haul decreased by over three and one-half percent versus the same period of 2003. Both of these profile changes reduce revenue per hundredweight to reflect the presumed lower cost of handling these shipments,” said Mr. Young. “The LTL pricing environment in the fourth quarter was consistent with that seen in the third quarter of 2004. The levels of price increases seen on recent contract renewals are encouraging signs for the upcoming year.”

     ABF’s fourth quarter 2004 truckload tonnage per day increased by 16.5% versus the fourth quarter of 2003. Billed truckload revenue per hundredweight, excluding fuel surcharge, increased by 3.7% over last year’s fourth quarter figure. “As industry capacity remained tight throughout the fourth quarter, ABF continued to handle significant amounts of truckload business. These larger shipments offer opportunities for improved equipment utilization at acceptable margin levels,” said Mr. Young.

     “Bills-per-hour dock productivity at ABF during the fourth quarter was down somewhat compared to the fourth quarter of 2003. This is related to the addition of new, inexperienced employees associated with increased business levels and ABF’s continued emphasis on providing timely and consistent delivery of all customer shipments,” said Mr. Young. “Because of a greater number of shipments on city routes, fourth quarter city pickup and delivery productivity slightly exceeded that of the same period in 2003.”

     For the full year of 2004, ABF’s revenue was $1.59 billion, a per-day increase of 13.0% over 2003 revenue. ABF’s 2004 operating ratio was 91.9% versus 94.4% in 2003. ABF’s 2004 operating income was $127.8 million versus $77.8 million during 2003. Total tonnage per day in 2004 increased 8.0% over 2003. LTL tonnage per day during 2004 increased 6.8% over 2003 levels and truckload tonnage per day increased 13.0% versus 2003. Billed LTL revenue per hundredweight, excluding fuel surcharge, was $23.98, an increase of 2.2% over last year’s full year figure of $23.47.

Recognition of Excellence at ABF

     As previously announced, the American Trucking Associations named two ABF road drivers — Richard Alford of the Louisville, Kentucky service center and Ralph Garcia of the Albuquerque, New Mexico service center — to its prestigious 2005-2006 America’s Road Team. “As million-mile, accident-free drivers, Richard and Ralph are excellent examples of the professional drivers that give ABF the best safety record in the trucking business,” said Mr. Young. “They will spend the next two years representing ABF as ambassadors of the trucking industry. We are proud to have Richard and Ralph as a part of our company.”

Clipper

     For the fourth quarter of 2004, Clipper had revenues of $25.4 million. Excluding the revenue associated with Clipper’s LTL freight business, the sale of which was closed on December 31, 2003, Clipper’s revenue in the fourth quarter of 2003 was $24.3 million. This represented a 4.9% period-over-period revenue increase. Clipper’s fourth quarter 2004 operating ratio was 98.1% compared to a fourth quarter 2003 operating ratio, excluding LTL, of 98.6%. “During the fourth quarter, revenues at Clipper’s temperature-controlled division were up 28.8%, primarily due to new, dedicated fleet activity and increased handling of non-produce shipments. Quarterly brokerage revenues increased by 6.1% while revenues in the intermodal portion of Clipper’s dry freight business declined,” said Mr. Young. “Despite capacity constraints that continued to adversely affect rail service, Clipper’s focus on the profitability improvement of individual accounts produced improved fourth quarter operating margins.”

     For full year 2004, revenue at Clipper was $96.0 million. Excluding the revenue associated with the LTL business, Clipper’s full year revenue in 2003 was $93.0 million. Clipper’s 2004 operating ratio was 99.1% compared to a 2003 operating ratio, excluding LTL, of

97.7%. “Following the sale of its LTL freight division, Clipper’s focus was on its remaining business units, resulting in 2004 operating income of approximately $826,000,” said Mr. Young. “With the growth of the economy throughout the year, Clipper strengthened the margins on some existing accounts, offered dedicated fleet services in order to attract new business and discontinued some unprofitable customer relationships. The work done this year improves Clipper’s outlook for the future.”

Forbes Magazine Honor

     For the fifth year in a row, Arkansas Best Corporation was recognized by Forbes magazine for its superior financial performance. In its January 10, 2005 issue, Arkansas Best was named as one of the Forbes Platinum 400 Best Big Companies in America. Based on Forbes’ calculation formula, Arkansas Best’s five-year annualized total return was 26.8%. Arkansas Best was included as one of the thirteen companies in the “Transportation” industry sector.

Capital Expenditures

     In 2005, Arkansas Best estimates net capital expenditures to be approximately $94 million. This consists of $55 million for revenue equipment replacements, $6 million for revenue equipment additions and approximately $33 million for real estate and other. Expenditures anticipated for 2005 are above the 2004 net capital expenditure total of $64 million. A few significant items explain most of the increase in net capital expenditures. The unit cost increases for replacement tractors and trailers equal $5.5 million. Replacement of additional trailers over last year equals $3.5 million. Expansion of the road tractor and trailer fleet equals $5 million. Expansion and maintenance of ABF’s terminal network and other increased by $12 million.

     Arkansas Best’s depreciation and amortization for 2005 is estimated to be approximately $63 million.

Expensing of Stock Options

     In the third quarter of 2005, Arkansas Best will begin expensing the fair value of stock options as required by the Financial Accounting Standards Board’s new rule adopted in December 2004. The estimated negative impact on each of the third and fourth quarters of 2005 of prior unvested stock option grants is approximately $0.02 per diluted common share, net of estimated tax benefits.

Common Stock Purchase

     During the fourth quarter of 2004, Arkansas Best did not make any open market purchases of its common stock. Since February 2003, as a part of a previously announced program to repurchase up to a maximum of $25 million of its common stock, Arkansas Best has purchased a total of 471,500 shares totaling $12.4 million. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.

Conference Call

     Arkansas Best Corporation will host a conference call with company executives to discuss the 2004 fourth quarter and full year results. The call will be today, Thursday, January 27, at 12:00 Noon EST (11:00 a.m. CST). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through February 11. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 3181307. The conference call and playback can also be accessed, through February 11, on Arkansas Best’s Internet Web site at www.arkbest.com.

Company Description

     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

Forward-Looking Statements

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims; union and non-union employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (“SEC”) public filings.

     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2004	2003	2004	2003
	($ thousands, except share and per share data)
OPERATING REVENUES(2)	$454,539	$393,748	$1,715,763	$1,555,044

OPERATING EXPENSES AND COSTS(2)	414,750	372,606	1,591,464	1,481,864

OPERATING INCOME	39,789	21,142	124,299	73,180

OTHER INCOME (EXPENSE)
Net gain on sales of property and other	35	853	468	643
Gain on sale — Wingfoot	—	—	—	12,060
Gain on sale — Clipper LTL	—	2,535	—	2,535
Fair value changes and payments on interest rate swap(1)	59	75	509	(10,257)
Interest (expense), net of temporary investment income	229	(914)	(159)	(3,855)
Other, net	648	339	856	648

	971	2,888	1,674	1,774

INCOME BEFORE INCOME TAXES	40,760	24,030	125,973	74,954

FEDERAL AND STATE INCOME TAXES
Current	13,648	14,380	43,131	26,275
Deferred	2,710	(5,028)	7,313	2,569

	16,358	9,352	50,444	28,844

NET INCOME	$24,402	$14,678	$75,529	$46,110

Basic:
NET INCOME PER SHARE	$0.97	$0.59	$3.00	$1.85

AVERAGE COMMON SHARES OUTSTANDING (BASIC):	25,217,419	24,955,488	25,208,151	24,914,345

Diluted:
NET INCOME PER SHARE	$0.95	$0.58	$2.94	$1.81

AVERAGE COMMON SHARES OUTSTANDING (DILUTED):	25,763,917	25,517,061	25,674,153	25,412,615

CASH DIVIDENDS PAID PER COMMON SHARE	$0.12	$0.08	$0.48	$0.32

(1)	The year ended December 31, 2003 includes a pre-tax non-cash charge of $8.9 million due to no longer forecasting interest payments on $110.0 million of borrowings.

(2)	The 2003 statement of income includes a reclassification to report revenue and purchased transportation expense, on a gross basis, for certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight but remains the primary obligor. The amounts reclassified were $6.6 million and $27.6 million for the three and twelve months ended December 31, 2003. The comparable amounts for the same periods in 2004 were $7.4 million and $28.7 million, respectively.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31	December 31
	2004	2003
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$70,873	$5,251
Accounts receivable, less allowances (2004 — $4,425; 2003 — $3,558)	150,812	132,320
Prepaid expenses	15,803	8,600
Deferred income taxes	28,617	27,006
Prepaid income taxes	3,309	—
Other	4,268	3,400

TOTAL CURRENT ASSETS	273,682	176,577

PROPERTY, PLANT AND EQUIPMENT
Land and structures	229,253	215,476
Revenue equipment	395,574	370,102
Service, office and other equipment	115,407	107,066
Leasehold improvements	13,411	13,048

	753,645	705,692
Less allowances for depreciation and amortization	383,647	358,564

	369,998	347,128

PREPAID PENSION COSTS	24,575	32,887

OTHER ASSETS	73,234	68,572

ASSETS HELD FOR SALE	1,354	8,183

GOODWILL, less accumulated amortization (2004 and 2003 — $32,037)	63,902	63,878

	$806,745	$697,225

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	December 31	December 31
	2004	2003
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$15,862	$8,861
Accounts payable	62,784	55,764
Income taxes payable	2,941	2,816
Accrued expenses	148,631	125,148
Current portion of long-term debt	388	353

TOTAL CURRENT LIABILITIES	230,606	192,942

LONG-TERM DEBT, less current portion	1,430	1,826

FAIR VALUE OF INTEREST RATE SWAP	873	6,330

OTHER LIABILITIES	67,571	66,284

DEFERRED INCOME TAXES	37,870	29,106

FUTURE MINIMUM RENTAL COMMITMENTS, NET (2004 — $45,763; 2003 — $49,615)	—	—

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2004: 25,805,702 shares; 2003: 25,295,984 shares	258	253
Additional paid-in capital	229,661	217,781
Retained earnings	256,129	192,610
Treasury stock, at cost, 2004: 531,282 shares; 2003: 259,782 shares	(13,334)	(5,807)
Accumulated other comprehensive loss	(4,319)	(4,100)

TOTAL STOCKHOLDERS’ EQUITY	468,395	400,737

	$806,745	$697,225

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31
	2004	2003
	($ thousands)
OPERATING ACTIVITIES
Net income	$75,529	$46,110
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,760	51,925
Other amortization	292	332
Provision for losses on accounts receivable	1,411	1,556
Provision for deferred income taxes	7,313	2,569
Fair value of interest rate swap	(5,457)	6,330
Gain on sale of assets and other	(2,610)	(419)
Gain on sale of Wingfoot	—	(12,060)
Gain on sale of Clipper LTL	—	(2,535)
Changes in operating assets and liabilities:
Receivables	(19,946)	(3,125)
Prepaid expenses	(7,204)	(813)
Other assets	314	(20,273)
Accounts payable, taxes payable, accrued expenses and other liabilities	32,570	4,735

NET CASH PROVIDED BY OPERATING ACTIVITIES	136,972	74,332

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(79,533)	(68,171)
Proceeds from asset sales	15,910	7,829
Proceeds from sale of Wingfoot	—	71,309
Proceeds from sale of Clipper LTL	—	2,678
Capitalization of internally developed software and other	(3,973)	(3,919)

NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(67,596)	9,726

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	34,300	273,700
Payments under revolving credit facilities	(34,300)	(383,700)
Payments on long-term debt	(362)	(331)
Net increase in bank overdraft	7,493	813
Dividends paid on common stock	(12,010)	(7,955)
Purchase of treasury stock	(7,527)	(4,852)
Proceeds from the exercise of stock options	8,652	4,396
Other, net	—	(522)

NET CASH USED BY FINANCING ACTIVITIES	(3,754)	(118,451)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	65,622	(34,393)
Cash and cash equivalents at beginning of period	5,251	39,644

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$70,873	$5,251

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA
AND OPERATING RATIOS (Unaudited)

	Three Months Ended				Year Ended
	December 31				December 31
	2004		2003		2004		2003
	($ thousands)
OPERATING REVENUES

ABF Freight System, Inc.(1)(2) LTL	$379,378		$323,573		$1,446,771		$1,285,216
TL	40,950		31,434		138,613		112,737

Total	420,328		355,007		1,585,384		1,397,953

Clipper	25,434		31,322		95,985		126,768
Other revenues and eliminations	8,777		7,419		34,394		30,323

Total consolidated operating revenues	$454,539		$393,748		$1,715,763		$1,555,044

OPERATING EXPENSES AND COSTS
ABF Freight System, Inc. (1)
Salaries and wages	$247,091	58.8%	$219,950	62.0%	$966,977	61.0%	$891,732	63.8%
Supplies and expenses	56,288	13.4	44,679	12.6	206,692	13.0	178,002	12.7
Operating taxes and licenses	10,893	2.6	10,094	2.8	42,537	2.7	39,662	2.8
Insurance	6,078	1.4	6,596	1.9	24,268	1.5	24,397	1.7
Communications and utilities	3,432	0.8	3,478	1.0	14,160	0.9	14,463	1.0
Depreciation and amortization	12,400	3.0	12,595	3.5	47,640	3.0	44,383	3.2
Rents and purchased transportation(2)	43,475	10.3	34,028	9.6	153,043	9.7	124,039	8.9
Other	1,090	0.3	1,060	0.3	3,438	0.2	3,817	0.3
Gain on sale of equipment	(522)	(0.1)	(283)	(0.1)	(1,195)	(0.1)	(311)	—

	380,225	90.5%	332,197	93.6%	1,457,560	91.9%	1,320,184	94.4%

Clipper
Cost of services	23,057	90.7%	27,074	86.4%	86,971	90.6%	109,554	86.4%
Selling, administrative and general	1,900	7.4	4,036	12.9	8,174	8.5	16,144	12.7
Exit costs — Clipper LTL	—	—	1,246	4.0	—	—	1,246	1.0
(Gain) loss on sale of equipment	(3)	—	244	0.8	14	—	245	0.2

	24,954	98.1%	32,600	104.1%	95,159	99.1%	127,189	100.3%

Other expenses and eliminations	9,571		7,809		38,745		34,491

Total consolidated operating expenses and costs	$414,750		$372,606		$1,591,464		$1,481,864

OPERATING INCOME (LOSS)
ABF Freight System, Inc. (1)	$40,103		$22,810		$127,824		$77,769
Clipper	480		(1,278)		826		(421)
Other loss and eliminations	(794)		(390)		(4,351)		(4,168)

Total consolidated operating income	$39,789		$21,142		$124,299		$73,180

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

(2)	The 2003 statement of income includes a reclassification to report revenue and purchased transportation expense, on a gross basis, for certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight but remains the primary obligor. The amounts reclassified were $6.6 million and $27.6 million for the three and twelve months ended December 31, 2003. The comparable amounts for the same periods in 2004 were $7.4 million and $28.7 million, respectively.

ARKANSAS BEST CORPORATION
FINANCIAL STATISTICS AND RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE
(Unaudited)

Rolling
Twelve Months Ended
December 31, 2004
FINANCIAL STATISTICS

After-Tax Return on Stockholders’ Equity (net income / average equity)	17.38%
Debt to Equity Ratio	0.00:1
After-Tax Return on Capital Employed (1)	17.33%

(1)	(Net income + interest after tax) / (average total debt + average equity)

RECONCILIATIONS OF GAAP EARNINGS AND EARNINGS PER SHARE

	Year Ended
	December 31, 2003
		Earnings
	Net	Per Share
Arkansas Best Corporation	Income	(Diluted)
	($ thousands, except per share data)
GAAP net income	$46,110	$1.81
Less gain on Wingfoot Commercial Tire Systems, LLC	(8,429)	(0.33)
Less gain on sale of Clipper LTL	(1,518)	(0.06)
Plus Clipper LTL exit costs	747	0.03
Plus interest rate swap charge	5,364	0.21

Net income, excluding above items	$42,274	$1.66

	Three Months Ended			Year Ended
	December 31, 2003			December 31, 2003
		Operating			Operating
		Income			Income
	Revenue	(Loss)	O.R.%	Revenue	(Loss)	O.R.%
	($thousands)
Clipper — Pre-tax

Clipper GAAP amounts	$31,322	$(1,278)	104.1%	$126,768	$(421)	100.3%
Less Clipper LTL (excluding LTL exit costs)	7,070	(365)	—	33,812	(1,356)	—
Less Clipper LTL exit costs	—	(1,246)	—	—	(1,246)	—

Clipper, excluding LTL	$24,252	$333	98.6%	$92,956	$2,181	97.7%

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2004

		Three Months Ended December 31			Year Ended December 31
		2004	2003	% Change	2004	2003	% Change
Billed Revenue*/CWT	LTL	$26.08	$24.35	7.1%	$25.54	$24.33	5.0%
	TL	$10.03	$9.01	11.3%	$9.57	$8.82	8.5%
	Total	$22.57	$21.16	6.7%	$22.28	$21.31	4.6%

Billed Revenue*/CWT	LTL	$23.81	$23.53	1.2%	$23.98	$23.47	2.2%
(without fuel surcharge)	TL	$9.00	$8.68	3.7%	$8.90	$8.57	3.9%
	Total	$20.56	$20.44	0.6%	$20.91	$20.57	1.7%

Billed Revenue*/Shipment	LTL	$263.71	$243.09	8.5%	$253.78	$238.47	6.4%
	TL	$1,660.83	$1,478.17	12.4%	$1,572.82	$1,438.43	9.3%
	Total	$287.25	$262.51	9.4%	$273.86	$255.67	7.1%

Billed Revenue*/Shipment	LTL	$240.67	$234.88	2.5%	$238.31	$230.05	3.6%
(without fuel surcharge)	TL	$1,490.43	$1,424.19	4.7%	$1,463.45	$1,397.17	4.7%
	Total	$261.72	$253.59	3.2%	$256.96	$246.77	4.1%

Tonnage	LTL	720,002	660,829	9.0%	2,836,307	2,644,786	7.2%
(tons)	TL	202,091	173,459	16.5%	725,436	639,643	13.4%

	Total	922,093	834,288	10.5%	3,561,743	3,284,429	8.4%

Shipments	LTL	1,424,370	1,323,839	7.6%	5,707,778	5,396,122	5.8%
	TL	24,412	21,150	15.4%	88,237	78,473	12.4%

	Total	1,448,782	1,344,989	7.7%	5,796,015	5,474,595	5.9%

* Billed Revenue does not include revenue deferral required for financial statement purposes under the Company’s revenue recognition policy.

There were 62 workdays in the three months ended December 31, 2004 and in the three months ended December 31, 2003. There were 254 workdays in the year ended December 31, 2004 and 253 workdays in the year ended December 31, 2003. Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6157 Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200

END OF RELEASE